Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

This First Amendment to Credit Agreement (this “Amendment”) dated and effective as of March 25, 2021 (the “First Amendment Effective Date”) by and among AXCELIS TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities party hereto (the “Lenders”) and SILICON VALLEY BANK (“SVB”), as the administrative agent and collateral agent (SVB, in such capacities, the “Administrative Agent”), and as the Issuing Lender and the Swingline Lender.

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender are parties to that certain Credit Agreement dated as of July 31, 2020 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent agree to modify and amend certain terms and conditions of the Credit Agreement, subject to the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Capitalized Terms.  All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement or in the other Loan Documents, as applicable.
2.Amendments to the Credit Agreement.
(a)	Section 1.1 of the Credit Agreement is hereby amended by adding in the following new definitions in the appropriate alphabetical order:

““Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of Interest Period pursuant to Section 2.17(b)(iv).”

““Benchmark”: initially, the Eurodollar Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17(b)(i).”

““Benchmark Replacement”: (a) for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(i) the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

(ii) the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

(iii) the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (i), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.

(b) With respect to any Term SOFR Transition Event, the sum of: (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.”

““Benchmark Replacement Adjustment”: with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a) for purposes of clauses (a)(i) and (ii) or (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(i) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(ii) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(b) for purposes of clause (a)(iii) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar denominated syndicated credit facilities;

provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.”

““Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).”

““Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(c) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided the Term SOFR Notice to the Lenders and the Borrower pursuant to Section 2.17(b)(i)(B); or

(d) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the Benchmark Replacement Date will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).”

““Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of suchBenchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a Benchmark Transition Event will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).”

““Benchmark Unavailability Period”: the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17(b).”

““Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.”

““Daily Simple SOFR”: for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.”

““Early Opt-in Election”: if the then-current Benchmark is the Eurodollar Rate, the occurrence of:

(a) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, Term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b) the joint election by the Administrative Agent and the Borrower to trigger a fallback from the Eurodollar Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.”

““First Amendment Fee Letter”:  the fee letter agreement dated as of the First Amendment Effective Date, between the Borrower and the Administrative Agent.”

““Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Eurodollar Rate.”

““ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.”

““Liquidity”:  at any date of determination, the sum of the unrestricted cash and Cash Equivalents of the Loan Parties subject to a perfected first priority Lien in favor of the Administrative Agent.”

““Reference Time”: with respect to any setting of the then-current Benchmark means (i) if such Benchmark is the Eurodollar Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (ii) if such Benchmark is not the Eurodollar Rate, the time determined by the Administrative Agent in its reasonable discretion.”

““Relevant Governmental Body”: the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.”

““SOFR”: with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.”

““SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).”

““SOFR Administrator’s Website”: the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.”

““Term SOFR”: for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.”

““Term SOFR Notice”: a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.”

““Term SOFR Transition Event”: the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement that is not Term SOFR.”

““Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.”

(b)	Section 2.17(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) Benchmark Replacement Setting.

(i) Benchmark Replacement.

(A) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (1) if a Benchmark Replacement is determined in accordance with clause (a)(i) or (a)(ii) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (2) if a Benchmark Replacement is determined in accordance with clause (a)(iii) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(B) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (B) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.  For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below, and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17(b) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.17(b).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or the Eurodollar Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Loan of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans.”

(c)	Section 6.2(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a)within 45 days after the end of each fiscal quarter of the Borrower, a certificate (which certification may be included in the Compliance Certificate for the fiscal quarters ending March 31, June 30 and September 30 of any fiscal year) of a Responsible Officer of the Borrower stating that all Restricted Payments made during such fiscal quarter pursuant to Section 7.6(c) satisfied the conditions set forth in Section 7.6(c) herein with respect to each such Restricted Payments and listing the amount and settlement date of each such Restricted Payment;”

(d)	Section 6.2(b) of the Credit Agreement is hereby amended by deleting “(including for the avoidance of doubt compliance with Section 7.6(c) for the prior period).”
(e)	Section 7.6(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(c)any Group Member may make Restricted Payments so long as (i) the aggregate amount of (A) all such Restricted Payments made in any fiscal year of the Group Members plus (B) the aggregate consideration (excluding Capital Stock of the Borrower that is not Disqualified Stock, but including earn-out payments, seller debt payments or deferred purchase price payments unless repayable with Capital Stock of the Borrower that is not Disqualified Stock) paid for all Permitted Acquisitions in any fiscal year of the Group Members, shall not exceed (X) $25,000,000 if the Consolidated Senior Leverage is greater than or equal to 2.00:1.00, (Y) $50,000,000 if the Consolidated Senior Leverage is less than 2.00:1.00 and Liquidity immediately after giving effect to such Restricted Payment is less than or equal to $75,000,000 and (Z) $100,000,000 if the Consolidated Senior Leverage is less than 2.00:1.00 and Liquidity immediately after giving effect to such Restricted Payment is greater than $75,000,000, with the Consolidated Senior Leverage Ratio in each case of the foregoing items (X), (Y) and (Z), calculated on a pro forma basis after giving effect to such Permitted Acquisition or Restricted Payment, as applicable, as for the most recent determination period for which financial statements are internally available and have been delivered to the Administrative Agent and (ii) the Borrower is in pro forma compliance with the financial covenants set forth in Section 7.1 as for the most recent determination period for which financial statements are internally available and have been delivered to the Administrative Agent after giving effect to such payment;”

(f)	Section 7.8(n)(x) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(x)(A) the aggregate amount of the consideration (excluding Capital Stock of the Borrower that is not Disqualified Stock, but including earn-out payments, seller debt payments or deferred purchase price payments unless repayable with Capital Stock of the Borrower that is not Disqualified Stock) paid by such Group Member in connection with (x) all Permitted Acquisitions consummated from and after the Closing Date plus (y) all Restricted Payments permitted to be made pursuant to Section 7.6(c) from and after the Closing Date, shall not exceed (1) $25,000,000 in any fiscal year of the Group Members if the Consolidated Senior Leverage Ratio is greater than or equal to 2.00:1.00, (2) $50,000,000 in any fiscal year of the Group Members if the Consolidated Senior Leverage Ratio is less than or equal to 2.00:1.00 and Liquidity immediately after giving effect such purchase or acquisition is less than or equal to $75,000,000, and (3) $100,0000,000 in any fiscal year if the Consolidated Senior Leverage is less than or equal to 2.00:1.00 and Liquidity immediately after giving effect such purchase or acquisition is greater than $75,000,000, with the Consolidated Senior Leverage Ratio in each case of the foregoing items (1), (2) and (3), subject to Section 1.4, calculated on a pro forma basis after giving effect to such purchase or acquisition or Restricted Payment, as applicable, as for the most recent determination period for which financial statements are internally available and have been delivered to the Administrative Agent;”

3.Conditions Precedent to Effectiveness.  This Amendment shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Administrative Agent:
(a)	This Amendment and the First Amendment Fee Letter shall have been duly executed and delivered by the respective parties hereto. The Administrative Agent shall have received a fully executed copy of this Amendment and the First Amendment Fee Letter.
(b)	All necessary consents and approvals to this Amendment shall have been obtained.
(c)	Immediately, after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.
(d)	Immediately after giving effect to this Amendment, the representations and warranties set forth in this Amendment, the Credit Agreement and the other Loan Documents, as amended by this Amendment, to which it is a party (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects (or all respects, as applicable) as of such earlier date.
(e)	The Lenders and the Administrative Agent shall have received all fees required to be paid (including for the avoidance of doubt the fees specified in the First Amendment Fee Letter), and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel required to be paid hereunder or under any other Loan Document), on or before the First Amendment Effective Date.
4.Representations and Warranties.  Each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders as follows:
(a)	This Amendment is, and each other Loan Document to which it is or will be a party, when executed and delivered by each Loan Party that is a party thereto, will be the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.
(b)	Immediately after giving effect to this Amendment, the representations and warranties set forth in this Amendment, the Credit Agreement and the other Loan Documents, as amended by this Amendment, to which it is a party (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects (or all respects, as applicable) as of such earlier date.

5.Payment of Costs and Fees.  The Borrower shall pay to the Administrative Agent for the benefit of the Administrative Agent, all reasonable costs, out-of-pocket expenses, and fees and charges of every kind in connection with the preparation, negotiation, execution and delivery of this Amendment and any documents and instruments relating hereto (which costs include, without limitation, the reasonable fees and expenses of any attorneys retained by the Administrative Agent) to the extent provided in Section 10.5 of the Credit Agreement. All fees payable hereunder will be paid in immediately available funds and shall not be subject to reduction by way of setoff or counterclaim.
6.Choice of Law.  This Amendment and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of the New York.  Section 10.14 of the Credit Agreement is hereby incorporated by reference.
7.Counterpart Execution.  This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.  Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment.
8.Effect on Loan Documents.
(a)	The Credit Agreement, as amended hereby, and each of the other Loan Documents, as amended hereby, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate as a modification or waiver of any right, power, or remedy of the Administrative Agent or any Lender under the Credit Agreement or any other Loan Document except as expressly set forth herein. The modifications and other agreements herein are limited to the specifics hereof (including facts or occurrences on which the same are based), shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse any non-compliance with the Loan Documents, and shall not operate as a consent or waiver to any matter under the Loan Documents. To the extent any terms or provisions of this Amendment conflict with those of the Credit Agreement or other Loan Documents, the terms and provisions of this Amendment shall control.
(b)	To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.
(c)	This Amendment is a Loan Document.
9.Entire Agreement.  This Amendment, and terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

10.Severability.  In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature pages follow]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

AXCELIS TECHNOLOGIES, INC. By: /s/ Mary G. Puma Name: Mary G. Puma Title: President and CEO

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ADMINISTRATIVE AGENT AND LENDER:

SILICON VALLEY BANK

By:/s/ Francis Ceroccia
Name: Francis Ceroccia
Title: Director

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